SECOND AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

This Second Amendment (the “Amendment”) to the Agreement and Declaration of Trust of Old Mutual Advisor Funds II (the “Trust”) amends the Agreement and Declaration of Trust of the Trust dated as of March 1, 2006, as amended (the “Agreement”).

At a meeting held on October 17, 2007, the Board of Trustees of the Trust, in accordance with Section 9.7 of the Agreement, approved amendments to the Agreement. Pursuant to Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	All references to “Old Mutual Advisor Funds II” are hereby replaced with “Old Mutual Funds II.”

2.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment, effective as of November 19, 2007.

By:	/s/ Andra C. Ozols
Name: Andra C. Ozols
Title: Vice President and Secretary